Exhibit 99.1

[LOGO OF CALGON CARBON]	P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono

Vice President, Investor Relations

412-787-6795

— NEWS RELEASE —

JOHN STANIK ELECTED PRESIDENT AND CEO OF CALGON CARBON

PITTSBURGH, PA — April 22, 2003 – Calgon Carbon Corporation (NYSE: CCC) announced today that its board of directors elected John S. Stanik (49) president and chief executive officer and Thomas A. McConomy (69) chairman of the board.

Mr. Stanik had served most recently as the company’s interim president and chief executive officer, succeeding James A. Cederna (52) who resigned as chairman, president, and chief executive officer in February. Mr. Stanik joined Calgon Carbon in 1991 as director, engineered systems. He subsequently held various positions of increasing responsibility, including manager of the company’s largest activated carbon manufacturing facility; senior vice president, manufacturing; and senior vice president, operations – Americas and Asia. Prior to joining Calgon Carbon, he was general manager of operations for Davy McKee Corporation.

Mr. McConomy was elected interim chairman of the board in February. He was one of the founders of Calgon Carbon and served as chief executive officer from April 1985 until June 1994 and from February 1998 until April 1999. He has been a member of Calgon Carbon’s board of directors since the company was founded.

Commenting on the board’s decision to elect Mr. Stanik chief executive officer, Mr. McConomy said, “Over the past two months, John’s performance and leadership as interim president and CEO of our company confirmed to our board of directors that he is the person to lead Calgon Carbon. We are confident that the experience John gained from his varied responsibilities with our company, as well as his demonstrated abilities and dedication, will serve him and Calgon Carbon well in his new position.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in the service and solutions for making air and water cleaner and safer. The Company employs approximately 1,000 people at 14 operating facilities and 11 sales and services centers worldwide.